Exhibit 10.1


                       Sample Change of Control Agreement


Date



Name
Address


Dear _____:

The Board of Directors of Del Webb Corporation (the "Corporation") and the Human Resources Committee (the "Committee") of the Board have determined that it is in the best interest of the Corporation and its shareholders for the Corporation to agree, as provided herein, to pay you termination compensation in the event you should leave the employ of the Corporation or a Subsidiary under the circumstances described below. Reference in this letter to your employment by or with the Corporation shall be deemed to include employment by or with a Subsidiary.

The Board and Committee recognize that the continuing possibility of a change in the control of the Corporation is unsettling to you and other senior executives of the Corporation. Therefore, these arrangements are being made to help assure a continuing dedication by you to your duties to the Corporation notwithstanding the occurrence or potential occurrence of a change in control. In particular, the Board and the Committee believe it important, should the Corporation receive proposals from third parties with respect to its future, to enable you, without being influenced by the uncertainties of your own situation, to assess and to take such other action regarding such proposals as the Board might determine to be appropriate. The Board and the Committee also wish to demonstrate to executives of the Corporation and its Subsidiaries that the Corporation is concerned with the welfare of its executives and intends to see that loyal executives are provided with the benefits stated herein.

In view of the foregoing and in further consideration of your continued employment with the Corporation, the Corporation agrees with you as follows:

1. Limited Right to Receive Severance Benefits. In the event that within twenty-four (24) months after a change of control of the Corporation (as defined herein) your employment with the Corporation is terminated, you shall be entitled to the severance benefits provided in Section 3 hereof unless:
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Name                                 - 2 -                                  Date



         (a) at that time your employment is terminated by the Corporation, you have a written employment contract with the Corporation extending at least _______ months from the date written Notice of Termination is given you and the Corporation acknowledges its breach of that agreement and offers you, in cash, an amount equal to all future payments called for thereunder, plus all other damages suffered by you as a result of such termination; or

         (b)      such  termination  is (i) because of your death or retirement,
                  (ii) by the Corporation for cause or your permanent disability, or (iii) by you, other than for good reason in accordance with Section 2(e) hereof.

2.       Certain Definitions.  For purposes of this Agreement:
         -------------------

         (a) Change in Control. "Change in control of the Corporation" shall mean a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended ("Exchange Act"); provided that, without limitation, such a change in control shall be deemed to have occurred if (i) any "person" (as such term is used in Sections 13(d) and 14(d)(2) of the Exchange Act) is or becomes the beneficial owner, directly or indirectly, of securities of the Corporation representing twenty-five percent (25%) or more of the combined voting power of the Corporation's then outstanding securities ordinarily (and apart from rights accruing under special circumstances) having the right to vote at elections of directors, or (ii) within two (2) years of a tender offer or exchange offer for the voting stock of the Corporation (other than by the Corporation) or as a result of a merger, consolidation, sale of assets or contested election or any combination of the foregoing, the persons who were directors of the Corporation immediately prior thereto shall cease to constitute a majority of the Board of Directors of the Corporation or of its successor by merger, consolidation or sale of assets.

         (b) Retirement. Termination by the Corporation or you of your employment based on "Retirement" shall mean (i) voluntary retirement by you from active full-time employment with any person or corporation on and after the attainment of sixty-five (65) years, (ii) voluntary separation because of retirement from active employment in accordance with the Corporation's retirement policy in effect as of the date of Change in Control (including early retirement at your option) generally applicable to its salaried employees, or (iii) in accordance with any written retirement policy established by the Corporation for you with your written consent.

Name                                 - 3 -                                  Date



         (c) Permanent Disability. If, as a result of your incapacity due to physical or mental illness, you shall have been absent from your duties with the Corporation or a Subsidiary on a full-time basis for six (6) months or more and you apply for and are approved for long-term disability payments under the Corporation's long-term disability plan, the Corporation may terminate this Agreement for "Permanent Disability".

                  Notwithstanding the foregoing, this Agreement may not be terminated pursuant to this Section 2(c) unless the incapacity giving rise to such Permanent Disability occurs prior to the occurrence of an event which might cause amounts to be payable to you under this Agreement. Once payments have begun pursuant to any provision of this Agreement, this Agreement may not be terminated pursuant to this Section 2(c) and such payment shall not cease or diminish on account of your Permanent Disability.

         (d) Cause. The Corporation shall have "Cause" to terminate your employment upon (i) the breach by you of any employment contract between you and the Corporation, or (ii) the adjudication that you are bankrupt, or (iii) your conviction of a felony or crime involving moral turpitude (meaning a crime that necessarily includes the commission of an act of gross depravity, dishonesty or bad morals).

         (e) Good Reason. You may terminate your employment for Good Reason, and receive the benefits provided in Section 3 hereof, only if you do so within one hundred twenty (120) days following the occurrence of any of the events specified in
                  (i)-(iv) below. Termination of your employment by you for "Good Reason" shall mean:

               (i) without your express written consent, the assignment to you of any duties that are inconsistent with your positions, duties, responsibilities and status with the Corporation immediately prior to a Change in Control, or a demotion, or a change in your titles or offices as in effect immediately prior to a Change in Control, or any removal of you from or any failure to re-elect you to any of such positions, except in connection with the termination of your employment for Cause, Permanent Disability or as a result of your death or by other than for Good Reason;

               (ii) a reduction by the Corporation in your base salary as in effect on the date hereof or as the same may be increased from time to time;

Name                                 - 4 -                                  Date



               (iii) the failure by the Corporation to continue in effect any thrift, incentive or compensation plan, or any pension, life insurance, health and accident or disability plan in which you are participating at the time of a Change in Control of the Corporation (or plans providing you with substantially similar benefits), the taking of any action by the Corporation which would adversely affect your participation in or materially reduce your benefits under any of such plans or deprive you of any material fringe benefit enjoyed by you at the time of the change in control, or the failure by the Corporation to provide you with the number of paid vacation days to which you are then entitled on the basis of years of service with the Corporation in accordance with the Corporation's normal vacation policy in effect on the date hereof;

               (iv) you are assigned to, or the Corporation's office at which you are principally employed immediately prior to the date of the Change in Control of the Corporation are relocated to, a location which would require a round-trip commute to work from your present residence of more than one hundred twenty (120) miles per day:

               (v) the failure of the Corporation to obtain an agreement satisfactory to you from any successor to the business, or substantially all the assets, of the Corporation to assume this Agreement or issue a substantially similar agreement;

               (vi) your termination by the Corporation, purportedly for Cause, if it is thereafter determined that cause did not exist under this Agreement with respect to your termination.

         (f) Notice of Termination. Any termination by the Corporation or you shall be communicated by written notice to the other party ("Notice of Termination"). With respect to any termination by the Corporation for Cause, Retirement or Disability, or any termination by you for Good Reason, the Notice of Termination shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for such termination.

         (g) Subsidiary. "Subsidiary" shall mean any corporation, partnership, joint venture or other entity in which the Corporation has a twenty percent (20%) or greater equity interest.

3. Effect of Termination. If you are entitled to receive severance benefits pursuant to Section 1 hereof, such severance benefits shall be as follows:

Name                                 - 5 -                                  Date



         (a) you will be entitled to a cash payment in lump sum (or, if you make an irrevocable election prior to a Change in Control, payable in equal semi- monthly installments without interest) equal to ___________ times the highest annual base salary in effect at any time during the twelve (12) months prior to the date the Notice of Termination is given ("Termination Salary"), plus an amount equal to the greater of the value of all bonuses paid to you during the twelve (12) month period prior to the giving of such Notice of Termination, or ________________ of the Termination Salary;

         (b) any stock options to purchase common stock of the Corporation or stock appreciation rights held by you on the date the Notice of Termination is given, which are not at that date currently exercisable, shall on that date automatically become exercisable; and be exercisable for three (3) months after termination of employment;

         (c) all shares of common stock of the Corporation held by you under the Corporation's Restricted Stock Plans which are still subject to restrictions on the date the Notice of Termination is given shall, as of that date, automatically become free of all restrictions;

         (d) a payment of twenty percent (20%) of your Termination Salary in lieu of fringe benefits.

         The Corporation shall be obligated to amend, if necessary, its Restricted Stock Plans and its plans pursuant to which you have been or may be granted stock options or stock appreciation rights, or grant instruments, to be consistent with Section 3(b) and 3(c) of this Agreement.

         Should you, at any time, take legal action, including arbitration, against the Corporation for breach of this Agreement, the Corporation shall reimburse you for all amounts spent by you to pursue such legal action, regardless of the outcome, unless a court of competent jurisdiction finds your action to have been frivolous and without merit.

4. Effect on Other Benefits. Except to the extent specified in Section 3 hereof, this Agreement shall not affect your participation in, distributions from and vested rights under any pension, profit sharing or other employee benefit plan of the Corporation or any of its Subsidiaries, which will be governed by the terms of those respective plans. Any forfeitures you experience under any pension, profit sharing or stock bonus plans due to your termination shall be paid to you by the Corporation in cash in the event any payment is made to you pursuant to Section 3. In the event that

Name                                 - 6 -                                  Date



         on the date your employment with the Corporation is terminated (and provided you are entitled to severance benefits pursuant to Section 3 hereof) you are provided or are entitled to the use of an automobile under the Corporation's executive automobile policy, you shall have the use of such automobile for one (1) year after the date of such termination of employment, on terms no less favorable than those contained in such policy prior to such termination of employment. In addition, for a twelve (12) month period after any termination entitling you to benefits under Section 3 hereof, the Corporation shall arrange to provide you with life, disability, accident and group health benefits and coverages substantially similar to those which you were receiving immediately prior to the Notice of Termination. The cost to you of such coverage shall be not more than the cost to you of similar coverage immediately prior to the Notice of Termination. Your right to continued life, disability, accident and health benefits shall be in addition to and not in lieu of your rights under the Consolidated Omnibus Reconciliation Act of 1986 ("COBRA").

5. Continuation of Employment. This Agreement shall not be construed to confer upon you any right to continue in the employ of the Corporation or the Operating Company, and shall not limit any right of the Corporation or the Operating Company to terminate your employment at any time in its sole discretion.

6. Entire Agreement. This Agreement supersedes all other agreements and understandings between us with respect to benefits due to you in connection with a Change in Control. In the event of the termination of your employment under circumstances entitling you to the termination payments hereunder, the arrangements provided for by this Agreement, together with any written employment contract between you and the Corporation and any applicable benefit plan of the Corporation or any of its subsidiaries in effect at the time (as modified by this Agreement), would constitute the entire obligation of the Corporation to you and performance thereof would constitute full settlement of any claim that you might otherwise assert against the Corporation on account of such termination.

7. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of you, your estate and the Corporation and any successor of the Corporation, but neither this Agreement nor any rights arising hereunder may be assigned or pledged by you.

8. Miscellaneous. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing, signed by you and such officer as may be specifically designated by the Board of Directors of the Corporation.

Name                                 - 7 -                                  Date



         No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same time or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Arizona.

9. Termination of this Agreement. Prior to a Change in Control of the Corporation, this Agreement may be unilaterally terminated by the Corporation upon twelve (12) months prior written notice to you.

10. Arbitration and Litigation. In the event that following a Change in Control of the Corporation, the Corporation terminates you by reason of your Permanent Disability or for Cause and you dispute the accuracy of such assertion of Permanent Disability or Cause, or in the event you terminate your employment for Good Reason, and the Corporation disputes the accuracy of such assertion of Good Reason, the accuracy of such assertion shall be submitted to arbitration in accordance with the then current commercial arbitration rules of the American Arbitration Association ("Association") or its successor, provided you or the Corporation file a written demand for arbitration at a regional office of the Association within thirty (30) calendar days following the date of termination. The Corporation shall continue to pay all benefits due to you under this Agreement during arbitration until a final, binding determination has been entered relieving the Corporation of its duty to provide benefits hereunder. In the event the Corporation shall elect to insure all or part of its liability for providing health and long-term disability benefits under this paragraph, you shall submit to such reasonable physical examination as the Company may request. Arbitration shall be the sole remedy hereunder and the decision of the arbitrator shall be final and binding.

11. Severability. If any one (1) or more of the provisions or parts of a provision contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity or enforceability shall not affect any other provision or part of a provision of this Agreement, but this Agreement shall be reformed and construed as if such invalid or illegal or unenforceable provision or part of a provision had never been contained herein and such provisions or part thereof shall be reformed so that it would be valid, legal and enforceable to the maximum extent permitted by law. Any such reformation shall be read as narrowly as possible to give the maximum effect to our mutual intentions.

Name                                 - 8 -                                  Date



12. Mitigation. In the event that your employment is terminated and payments become due pursuant to this Agreement, you shall have no duty to mitigate damages or to become re-employed by another employer.

If you are in agreement with the foregoing, please so indicate by signing and returning to the Corporation the enclosed copy of this letter, whereupon this letter shall constitute a binding agreement between you and the Corporation in accordance with its terms.

Very truly yours,







PJD/sd
Enclosure

                                            AGREED:



                                            _________________________________
                                            Name



                                            Date:  __________________________

                  ELECTION FOR RECEIPT OF INSTALLMENT PAYMENTS
                  --------------------------------------------




Pursuant to the terms of the Change in Control Agreement dated ________, 19__ between Del Webb Corporation and the undersigned, I elect to have the payments due me under Section 3(a) of this letter agreement paid to me in equal semi-monthly installments over a period of eighteen (18) months.

                                             ________________________________
                                             Name

                                             Date:  _________________________




State of Arizona               )
                               )  ss.
County of Maricopa             )


The foregoing instrument was acknowledged before me this _______ day of ____________________, 19___, by [Name].



My Commission Expires ________________.      ___________________________________
                                             Notary

Exhibit 10.1 Sample Change of Control Agreements for certain officers. Schedule of differences:


1. Limited Right to Receive Severance Benefits. In the event that within twenty-four (24) months after a change of control of the Corporation (as defined herein) your employment with the Corporation in terminated, you shall be entitled to the severance benefits provided in Section 3 hereof unless:

         (a) at that time your employment is terminated by the Corporation,you have a written employment contract with the Corporation extending at least ________ months (see differences attached hereto as #1) from the date written Notice of Termination is given you and the Corporation acknowledges it s breach of that agreement and offers you, in cash, an amount equal to all future payments called for thereunder, plus all other damages suffered by you as a result of such termination;

3. Effect of Termination. If you are entitled to receive severance benefits pursuant to Section 1 hereof, such severance benefits shall be as follows:

         (a) you will be entitled to a cash payment in lump sum (or, if you make an irrevocable election prior to a Change in Control, payable in equal semi- monthly installments without interest) equal to __________ times (see differences attached hereto as #2) the highest annual base salary in effect at any time during the twelve (12) months prior to the date the Notice of Termination is given ("Termination Salary"), plus an amount equal to the greater of the value of all bonuses paid to you during the twelve (12) month period prior to the giving of such Notice of Termination, or __________ percent (see differences attached hereto as #3)of the Termination Salary;

                              Contract          OR               PLUS
                Date of       Extension         Base Salary      Bonus
Name            Agreement     in Months (1)     in Years (2)     Computation (3)
- ----            ---------     -------------     ------------     ---------------

John
Spencer          5-20-88           24                2               35%

Don
Mickus           5-20-88           24                2               35%

Frank
Pankratz         5-20-88           18                1.5             40%

LeRoy
Hanneman         5-17-89           18                1.5             35%

Anne
Mariucci         5-20-88           18                1.5             35%

Dave
Rau              5-20-88           18                1.5             35%

Chuck
Roach            5-17-89           18                1.5             35%

Dennis
Wilkins          7-01-89           18                1.5             35%

Jack
Gleason          2-01-90           18                1.5             35%

Joe
Contadino       10-20-92           18                1.5             35%

Rob
Jones           11-16-92           18                1.5             35%

Dave
Schreiner       12-21-92           18                1.5             35%

Lynn
Schuttenberg     4-29-93           18                1.5             35%

Bob
Wagoner          1-26-94           18                1.5             35%

John
Murray           9-25-95           18                1.5             35%